EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 (Registration No. 333-101847) declared effective on December 27, 2002, which has been incorporated by reference in this Registration Statement on Form S-3 of Wal-Mart Stores, Inc. for the registration of $200,000,000 of debt securities and to the incorporation by reference therein of our reports dated March 25, 2005, with respect to the consolidated financial statements of Wal-Mart Stores, Inc., Wal-Mart Stores, Inc. management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Wal-Mart Stores, Inc., incorporated by reference in its Annual Report (Form 10-K) for the year ended January 31, 2005, filed with the Securities and Exchange Commission.

Rogers, Arkansas	/s/ Ernst & Young LLP

June 1, 2005